Exhibit 99.1

[Nextel Logo]                                        Nextel Communications, Inc.
                                                     1505 Farm Credit Drive
                                                     McLean, VA  22102
                                                     703 394-3000

For Immediate Release
                              Contacts:
                              Nextel Media: Ben Banta  (703) 394-3573
                              Nextel Investors: Paul Blalock (703) 394-3500 Nextel Partners Media: Bob Ratliffe (425) 828-8686


             Nextel Finalizes Agreements with Nextel Partners, Inc.

McLEAN, Va. - February 1, 1999 - Nextel Communications, Inc. (NASDAQ: NXTL) today announced that it finalized definitive agreements and consummated its previously announced transaction with Nextel Partners, Inc. to provide digital wireless communications services under the Nextel brand name and target mid-sized and smaller markets throughout the United States.

"These markets are integral to Nextel's strategy of providing digital wireless services nationwide," said Dan Akerson, chairman and CEO of Nextel Communications, Inc. "Nextel Partners will offer its customers the same differentiated, integrated package of digital wireless communications services that Nextel has used to penetrate its own markets."

Over the next three years, Nextel Partners has agreed to build digital wireless systems containing a total of 33 million POPs in 39 mid-sized and smaller markets, including Albany, Binghamton, Buffalo, Corpus Christi, Des Moines, Green Bay, Harrisburg, Louisville, Rochester, Syracuse as well as the state of Hawaii, the Florida Panhandle and selected corridors along interstate highways.

Nextel has agreed to transfer certain FCC licenses in these markets to Nextel Partners in exchange for $131 million of Nextel Partners equity. In addition, Nextel Partners has acquired from Nextel recently launched operational digital mobile systems and related assets in five markets covering approximately 4.5 million POPs. In exchange for such assets and for other capital and operating expenses previously incurred by Nextel in the Nextel Partners territory, Nextel has received cash payment totaling approximately $125 million.

"Nextel Partners has successfully attracted an experienced senior management team and believes that its dedicated management focus will enable it to complete the network build-out and operate effectively," said John Chapple, CEO of Nextel Partners, Inc.

Nextel Partners has successfully raised $400 million of proceeds from the sale of its senior discount notes and $275 million of senior debt. Additionally, equity investors have committed $306 million in cash, equipment credits and FCC licenses. The largest equity investors in Nextel Partners are: Nextel WIP Corp. (a wholly owned Nextel subsidiary), DLJ Merchant Banking Partners II, L.P., Eagle River Investments, L.L.C., Motorola, Inc. and Madison Dearborn Capital Partners II, L.P. Donaldson, Lufkin & Jenrette (DLJ) Securities Corporation acted as lead initial purchaser in the offering of the senior discount notes, DLJ Capital Funding, Inc. acted as lead arranger for the senior debt and TD Securities (USA) Inc., an affiliate of Toronto Dominion Bank, acted as financial advisor to Nextel.

Nextel Partners, Inc., based in Kirkland, WA is the exclusive digital mobile wireless service provider licensed to use the Nextel brand name in 39 targeted mid-sized and smaller markets throughout the United States which are integral to Nextel's strategy of providing digital wireless services nationwide. The company offers its customers the same differentiated, integrated package of digital wireless communications services that Nextel provides customers in its markets and provides these services in an operationally seamless fashion allowing customers to roam between the two companies' systems with equal ease at no additional charge.

Nextel Communications, based in McLean, VA, is the leading provider of fully integrated wireless communications and has built the largest guaranteed all-digital wireless network in the United States that covers 91 of the top 100 U.S. markets. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging and Nextel Direct Connectsm - a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Japan and Shanghai, China. Please visit our website at http://www.nextel.com.
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Nextel, the logo and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.